Exhibit 99.1

ChromaDex Announces Exclusive Worldwide License and
Supply Agreement for Anthocyanin Rich Suntava® Purple Corn

- ChromaDex Will Use Proprietary Suntava® Purple Corn to Produce a Highly Concentrated Anthocyanin Ingredient at a Price Point that Should Appeal to Mass Markets -

Irvine, CA (May 21, 2015) —ChromaDex Corp. (OTCQX: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage,  cosmetic and pharmaceutical industries, announced today it has  entered into an exclusive worldwide license and supply agreement for patent-pending Suntava® Purple Corn.

Suntava® Purple Corn is derived from a proprietary non-GMO purple corn hybrid which contains an extraordinarily high level of anthocyanins. Purple corn is rich in antioxidants and has a natural deep purple color due to the high anthocyanin content.  It is grown in the USA, and is handled, harvested, and processed using the same modern, efficient methods and equipment as traditional corn crops.

ChromaDex plans to develop an extraction process to concentrate the anthocyanins in Suntava® Purple Corn which will be used to produce a highly concentrated anthocyanin ingredient. Like all of its ingredient technologies, ChromaDex will utilize the expertise of a toll manufacturer to produce the commercial ingredient.  ChromaDex believes there is a ready market for cost-effective concentrated anthocyanins having application in dietary supplements, sports nutrition, food & beverage and skin care.

Suntava CEO, Bill Petrich stated, “We could not have asked for a more ideal partner than ChromaDex.  They have demonstrated both the wherewithal and expertise in commercializing novel ingredient technologies. We look forward to working with ChromaDex in the future as we continue to explore new applications, as well as next generation versions of this amazing plant."

Commenting on the announcement, Frank Jaksch, CEO and co-founder of ChromaDex stated, “Anthocyanins are proven to have many health and wellness benefits; however, the high cost of therapeutically effective dose of concentrated anthocyanins has limited consumer interest and awareness.  Jaksch continued, “Suntava® Purple Corn is a game changer that will give us a huge raw material cost advantage and allow us to produce an ingredient that we can market well below the current prices of other anthocyanin-rich extracts.

Purple corn (Zea mays) is botanically the same species as regular table corn. The pigment in purple corn responsible for its vivid color comes from a group of compounds called anthocyanins.

Anthocyanins are antioxidants that belong to a class of plant chemicals known polyphenols, and are responsible for the purple, violet, blue and red colors in many plants, fruits and vegetables.

About Suntava Corporation:

Suntava® is the first U.S. company to research, grow, and commercialize Suntava Purple Corn, derived from ancient strains of Andean maize using traditional cultivation. Suntava has been dedicated to the mission of sustainably Unlocking nature’s brilliance™ for over a decade and across two hemispheres. Suntava, Inc. is based in Afton, Minnesota.

About ChromaDex:

ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure® co-crystal; and NIAGEN®, its recently launched branded nicotinamide riboside, a novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Contacts:

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

ChromaDex Company Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com